Distressed Securities Fund Inc.
For the semi-annual period ended May 31, 1999
File number: 811-7491



                    SUB-ITEM 77-0


Transactions Effected Pursuant to Rule 10f-3


I.   Prudential Distressed Securities Fund, Inc.

  1.   Name of Issuer

     Charter Communications Holdings LLC

  2.   Date of Purchase

      3/12/99

  3.   Number of Securities Purchased

     250

  4.   Dollar Amount of Purchase
     $249,333

  5.   Price Per Unit
     $99.733

  6.   Name of Underwriter or Dealer
     from whom purchased:
        Goldmam Sachs

  7.   Other members of the Underwriting Syndicate
         Chase Securities, Inc.
         Donaldson,Lufkin & Jenrette
         Bear, Stearns & Co. Inc.
         NationsBanc Montgomery Securities
         Salomon Smith Barney
         Credit Lyonnais Securities
         First Union Capital Markets
         Prudential Securities Incorporated
         TD Securities
         CIBC Oppenheimer
         Nesbitt Burns Securities, Inc.